Exhibit 16

LETTER FROM DELOITTE & TOUCHE LLP TO SEC

[Letterhead of Deloitte & Touche]

April 8, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Gas Transmission Northwest Corporation’s Form 8-K dated April 8, 2005 and have the following comments:

1.	We agree with the statements made in the second and third sentences of the first paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first and fourth sentences of the first paragraph and the statements made in the second paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP